Exhibit 8.1
October 29, 2009
Seanergy Maritime Holdings Corp.
1-3 Patriarchou Grigoriou Str.
GR 16674 Glyfada, Athens GREECE
Re: Registration Statement on Form F-1, Filed September 17, 2009 — File No. 333-161961
Ladies and Gentlemen:
You have requested our opinion regarding certain United States federal income tax matters relating to Seanergy Maritime Holdings Corp. (the “Company”) and holders of common shares of the Company.
In formulating our opinion as to these matters, we examined the documents we considered appropriate, including the Registration Statement filed by the Company on Form F-1 with the Securities and Exchange Commission through the date of this letter and the amendments thereto (collectively, the “Registration Statement”), and obtained such additional information from representatives of the Company as we believed relevant and necessary for this purpose.
Based upon the facts and assumptions set forth in the Registration Statement, the statements of law and legal conclusions in the Registration Statement under the caption “Taxation — U.S. Federal Income Taxation” constitute this firm’s opinion regarding the material United States federal income tax consequences of an investment in the Company’s common stock. Such statements are accurate in all material respects. Our opinion is subject to the qualifications set forth in the Taxation discussion in the Registration Statement, which includes, but is not limited to, those qualifications related to aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances.
Our opinion and the Taxation discussion in the Registration Statement are based on provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, published pronouncements of the Internal Revenue Service, and case law as of the date of this letter, any of which may change hereafter with retroactive effect. No opinion is expressed on any matters other than those described above. Our opinion does not cover any factual or accounting matters, such as, computations or facts relating to the business, income, activities, or ownership of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Yours truly,
/s/ Stephen Flott
Stephen Flott